March 2025

Pricing Supplement No. 6,969

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 6, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the value of the underlying index on the determination date. The notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The MSCI World Ricardo Comparative Advantage Select Index with Risk Control (the “Index”) is an index which provides constant exposure to the MSCI World Ricardo Comparative Advantage Select EUR Net Return Index (the “Parent Index”) but enters long or short positions on MSCI World futures in an effort to seek a target volatility of 12.5%. The Index is owned and sponsored by MSCI Inc. Compass Financial Technologies is the Index Administrator and Calculation Agent (the “Index Calculation Agent”). For more information, see “Annex A — MSCI World Ricardo Comparative Advantage Select Index with Risk Control” beginning on page 15.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$1,000,000
Pricing date:	March 6, 2025
Original issue date:	March 11, 2025 (3 business days after the pricing date)
Maturity date:	March 9, 2028
Interest:	None
Underlying index:	MSCI World Ricardo Comparative Advantage Select Index with Risk Control
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any.

The payment due at maturity will not be less than $1,000 per note, regardless of the performance of the underlying index.

Supplemental redemption amount:	(i) $1,000 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	110%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	232.3189, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	March 6, 2028, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61778CVW2
ISIN:	US61778CVW27
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$953.50 per note. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per note	$1,000	$22.90(1)
$4.60(2)	$972.50
Total	$1,000,000	$27,500	$972,500

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.90 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $4.60 for each note.

(3)See “Use of proceeds and hedging” on page 13.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

 Product Supplement for Equity-Linked Notes dated November 16, 2023  Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control

Investment Summary

Market-Linked Notes

The Market-Linked Notes due March 9, 2028 Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control (the “notes”) offer 110% participation in the positive performance of the underlying index. The notes provide investors:

￭an opportunity to gain exposure to the MSCI World Ricardo Comparative Advantage Select Index with Risk Control

￭the repayment of principal at maturity, subject to our creditworthiness

￭110% participation in any appreciation of the underlying index over the term of the notes

￭no exposure to any decline of the underlying index if the notes are held to maturity.

At maturity, if the underlying index has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 3 years
Participation rate:	110%
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $953.50.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

March 2025 Page 2

Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of equities or equity indices and provide for the repayment of principal at maturity, subject to our creditworthiness. They are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo yield in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on the performance of the underlying index.

Repayment of Principal	The notes offer investors 110% upside exposure to the performance of the underlying index, while providing for the repayment of principal in full at maturity, subject to our creditworthiness.
Upside Scenario

The underlying index increases in value, and, at maturity, the notes pay the stated principal amount of $1,000 plus 110% of the appreciation of the underlying index. There is no limitation on the appreciation potential.

Par Scenario	The underlying index declines or does not appreciate in value, and, at maturity, the notes pay only the stated principal amount of $1,000.

March 2025 Page 3

Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any. The supplemental redemption amount will be calculated on the determination date as follows:

(i) $1,000 times (ii) the index percent change times (iii) the participation rate of 110%, provided that the supplemental redemption amount will not be less than $0.

The payment due at maturity will not be less than $1,000 per note, regardless of the performance of the underlying index.

The table below illustrates the payment at maturity for each note for a hypothetical range of index percent change and does not cover the complete range of possible payouts at maturity. The table assumes a hypothetical initial index value of 250 and reflects the participation rate of 110%. The actual initial index value is set forth on the cover of this document.

Index percent change	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $1,000 note
80.00%	450.00	$1,000	$880.00	$1,880.00	88.00%
70.00%	425.00	$1,000	$770.00	$1,770.00	77.00%
60.00%	400.00	$1,000	$660.00	$1,660.00	66.00%
50.00%	375.00	$1,000	$550.00	$1,550.00	55.00%
40.00%	350.00	$1,000	$440.00	$1,440.00	44.00%
30.00%	325.00	$1,000	$330.00	$1,330.00	33.00%
20.00%	300.00	$1,000	$220.00	$1,220.00	22.00%
10.00%	275.00	$1,000	$110.00	$1,110.00	11.00%
5.00%	262.50	$1,000	$55.00	$1,055.00	5.50%
0.00%	250.00	$1,000	$0.00	$1,000.00	0.000%
-10.00%	225.00	$1,000	$0.00	$1,000.00	0.000%
-20.00%	200.00	$1,000	$0.00	$1,000.00	0.000%
-30.00%	175.00	$1,000	$0.00	$1,000.00	0.000%
-40.00%	150.00	$1,000	$0.00	$1,000.00	0.000%
-50.00%	125.00	$1,000	$0.00	$1,000.00	0.000%
-60.00%	100.00	$1,000	$0.00	$1,000.00	0.000%
-70.00%	75.00	$1,000	$0.00	$1,000.00	0.000%
-80.00%	50.00	$1,000	$0.00	$1,000.00	0.000%
-90.00%	25.00	$1,000	$0.00	$1,000.00	0.000%
-100.00%	0.00	$1,000	$0.00	$1,000.00	0.000%

March 2025 Page 4

Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the index percent change is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the underlying index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the underlying index.

￭The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rates on the securities underlying the indices referenced by the futures contract, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “MSCI World Ricardo Comparative Advantage Select Index with Risk Control Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the notes is not linked to the value of the underlying index at any time other than the determination date. The final index value will be based on the index closing value on the determination date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the determination date but then drops by the determination date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the notes may be higher than the index closing value on the determination date, the payment at maturity will be based solely on the index closing value on the determination date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely

March 2025 Page 5

Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

￭Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index, the futures contract or the component stocks of the indices referenced by the futures contract. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the component stocks of the indices referenced by the futures contract. See “Hypothetical Payout on the Notes” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index, the futures contract or the component stocks of the indices referenced by the futures contract), including

March 2025 Page 6

Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control trading in the futures contract and the stocks that constitute the indices referenced by the futures contract as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the stocks that constitute the indices referenced by the futures contract and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the closing value of the underlying index on the determination date, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Index

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the notes. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the notes or the component securities of the underlying index, or engaging in transactions in them, and any such action could adversely affect the value of the underlying index or the notes. These regulatory actions could result in restrictions on the notes and could result in the loss of a significant portion or all of your initial investment in the notes, including if you are forced to divest the notes due to the government mandates, especially if such divestment must be made at a time when the value of the notes has declined.

￭There are risks associated with investments in notes linked to the value of foreign equity securities. Some or all of the securities reflected in the Parent Index may be foreign equity securities. Investments in notes linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭No assurance can be given that the investment strategy used to construct the Index will achieve its intended results, or that the Index will be successful or outperform any alternative index or strategy that might reference the Parent Index or futures contract. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the Parent Index or the futures contract. The Index has been developed based on a predetermined methodology that may not prove to be advantageous or successful, and that will not be adjusted for market conditions.

￭The Index was established on February 7, 2024, and therefore has very limited operating history. The performance of the Index and some of the component data have been retrospectively simulated for the period from January 1, 2020 to February 7, 2024. As such, performance of the Index for periods prior to the establishment of the Index has been retrospectively simulated by Morgan Stanley & Co. LLC on a hypothetical basis. A retrospective simulation means that no actual investment which allowed for a tracking of the performance of the Index existed at any time during the period of the retrospective simulation. The methodology used for the calculation and retrospective simulation of the Index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and this historical performance is therefore purely theoretical and may not be indicative of future performance.

￭As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the Index prior to February 7, 2024 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

oMSCI developed the methodology of the Index with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back-tested period.

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Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control

oThe hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back- tested Index performance information in this document are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the level of the Index will rise or fall. The actual future performance of the Index may bear little relation to the historical or hypothetical back-tested levels of the Index.

￭Suspensions or disruptions of market trading in futures markets could adversely affect the price of the notes. Securities markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the Index, and, therefore, the value of the notes.

￭Legal and regulatory changes could adversely affect the return on and value of your notes. Futures contracts and options on futures contracts, including those related to the Index, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the number of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.

￭The notes are subject to currency exchange risk. Because the level of the Index is calculated in EUR and the Parent Index and the futures contract are traded in USD and will be converted to EUR when calculating the level of the Index, holders of the notes will be exposed to currency exchange rate risk with respect to the euro. Exchange rate movements for a single currency may be volatile and are the result of numerous factors including the supply of, and the demand for, such currency, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the euro strengthens or weakens against the relevant currency.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments between countries; and

othe extent of governmental surpluses or deficits in the relevant countries.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments in Europe, the United States and other countries important to international trade and finance.

￭The appreciation potential of the Index is limited by a capping feature. Any appreciation of the Index level is capped at a maximum of 4% for any 20 Index Business Day period. This capping feature limits the appreciation potential of the Index and could potentially adversely affect the value of the notes. An investment in the notes may underperform a similar investment linked to an underlying asset that does not have a similar capping feature, including the Parent Index or the futures contract.

￭Adjustments to the Index could adversely affect the value of the notes. The publisher of the Index may make substitutions for the Parent Index or futures contract or make other methodological changes that could change the value of the Index. Any of these actions could adversely affect the value of the notes. The publisher of the Index may also discontinue or suspend calculation or publication of the Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

March 2025 Page 8

Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control

MSCI World Ricardo Comparative Advantage Select Index with Risk Control Overview

The MSCI World Ricardo Comparative Advantage Select Index with Risk Control is an index which provides constant exposure to the MSCI World Ricardo Comparative Advantage Select EUR Net Return Index but enters long or short positions on MSCI World futures in an effort to seek a target volatility of 12.5%. The Index is owned and sponsored by MSCI Inc. Compass Financial Technologies is the Index Administrator and Calculation Agent.

The inception date for the underlying index was February 7, 2024. The information regarding the underlying index prior to February 7, 2024 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to February 7, 2024. Such data must be considered illustrative only.

Information as of market close on March 6, 2025:

Bloomberg Ticker Symbol:	RICARDO
Current Index Value:	232.3189
52 Weeks Ago:	245.9513
52 Week High (on 12/11/2024):	270.0213
52 Week Low (on 3/6/2025):	232.3189

The following graph sets forth the hypothetical retrospective and historical daily index closing values of the underlying index for the period from January 1, 2020 through March 6, 2025. The related table sets forth the hypothetical retrospective and historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on March 6, 2025 was 232.3189. The underlying index was established on February 7, 2024. The information prior to February 7, 2024 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on the determination date.

MSCI World Ricardo Comparative Advantage Select Index with Risk Control Daily Index Closing Values January 1, 2020* to March 6, 2025

*The underlying index was established on February 7, 2024. The information prior to February 7, 2024 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

March 2025 Page 9

Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control

MSCI World Ricardo Comparative Advantage Select Index with Risk Control	High	Low	Period End
2020
First Quarter	200.6795	175.2982	188.4535
Second Quarter	204.4536	188.0017	204.1966
Third Quarter	215.6262	199.2953	214.0296
Fourth Quarter	220.3242	207.9628	218.4816
2021
First Quarter	229.1787	214.4581	223.2209
Second Quarter	234.6849	217.5712	234.6849
Third Quarter	243.3459	229.0907	229.1244
Fourth Quarter	248.6731	226.7854	242.5539
2022
First Quarter	243.6721	218.8339	226.9063
Second Quarter	231.5054	209.4024	211.3719
Third Quarter	231.0618	210.6533	210.6533
Fourth Quarter	216.4053	202.9522	204.1343
2023
First Quarter	219.9302	206.1528	217.7838
Second Quarter	231.2390	210.3564	231.2390
Third Quarter	237.1055	222.5050	223.7121
Fourth Quarter	233.7788	212.3828	232.1430
2024
First Quarter	253.6882	226.6956	253.6882
Second Quarter	260.5184	241.0706	260.2438
Third Quarter	266.3433	239.5356	247.8796
Fourth Quarter	270.0213	245.9104	260.7577
2025
First Quarter (through March 6, 2025)	267.8392	232.3189	232.3189

March 2025 Page 10

Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control

Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	MSCI Inc. or any successor thereof
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date
Postponement of maturity date:

If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as a holder of the notes, on the maturity date.

March 2025 Page 11

Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 4.5152% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,143.1870 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD

INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)

TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through June 30, 2025

$13.6710

$13.6710

July 1, 2025 through December 31, 2025

$22.8846

$36.5556

January 1, 2026 through June 30, 2026

$23.4013

$59.9569

July 1, 2026 through December 31, 2026

$23.9296

$83.8865

January 1, 2027 through June 30, 2027

$24.4698

$108.3563

July 1, 2027 through December 31, 2027

$25.0223

$133.3786

January 1, 2028 through the Maturity Date

$9.8084

$143.1870

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained

March 2025 Page 12

Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the futures contract, in the stocks constituting the indices referenced by the futures contract, in futures and/or options contracts on the underlying index, the futures contract or the stocks constituting the indices referenced by the futures contract listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the underlying index on the pricing date, and, therefore, could increase the value at or above which the underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $22.90 for each note they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $4.60 for each note. The costs included in the original issue price of the notes will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes and any other documents relating to this offering that Morgan

March 2025 Page 13

Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control

Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for Equity-Linked Notes and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes or in the prospectus.

March 2025 Page 14

Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control

Annex A— MSCI World Ricardo Comparative Advantage Select Index with Risk Control

Overview

The MSCI World Ricardo Comparative Advantage Select Index with Risk Control (the “Index”) is an index which provides constant exposure to the MSCI World Ricardo Comparative Advantage Select EUR Net Return Index (the “Parent Index”) but enters long or short positions on the MSCI World Index Futures (USD) (the “futures contract”) in an effort to seek a target volatility of 12.5%.

The Index is owned and sponsored by MSCI Inc. (“MSCI”). Compass Financial Technologies is the Index Administrator and Calculation Agent (the “Index Calculation Agent”).

Index Calculation

At any time, the level of the Index is calculated in three steps:

1)Uncapped Final Index Computation. On each day that is (a) a regular trading day on NYSE, a regular trading day for the futures contract and a day that is not an official holiday in the United Kingdom and (b) a day on which no Disruption Event has occurred (each such day an “Index Business Day”), an Uncapped Final Index Daily Return is calculated by adding together (i) the daily excess return of the Parent Index over the Euro short-term rate and (ii) the Futures Overlay Daily Return (as defined below) and then multiplying the resulting sum by the Daily FX Ratio (as defined below).

a.Futures Overlay Daily Return. The Futures Overlay Daily Return is calculated by taking the sum of the products of (i) the hourly futures exposure and (ii) the hourly futures return and subtracting the related transaction cost of 0.005%; provided that the hourly futures exposure with respect to any hourly observation period will be adjusted in accordance with the volatility targeting feature described below. Hourly futures returns are based on the hourly futures contract price references, which are defined for the observation periods as the 7 VWAPs hourly from 10 AM London Time until the close at 4:30 PM London Time.

b.Daily FX Ratio. The Daily FX Ratio for any Index Business Day is calculated by dividing (i) the EURUSD WMCO 4 PM London Time Fixing on the previous Index Business Day by (ii) the EURUSD WMCO 4 PM London Time Fixing on such Index Business Day.

2)Capped Final Index Computation. From the Uncapped Final Index calculated above, Capped Level Indices are computed by capping the monthly return of the Uncapped Final Index at 4%.

3)Final Index Computation. The Final Index is then computed as the average of the 20 Capped Level Indices, as computed in the previous step, over a rolling period of 20 Index Business Days.

Volume-Weighted Average Price (“VWAP”)

The level of the Index is in part calculated based on VWAPs of the futures contract that are calculated during different windows of time on the relevant Index Business Days. The VWAP for the futures contract over a specific observation window is calculated by taking the sum of the products of (i) the price of a trade and (ii) the volume of such trade for all trades that occur within such observation window, and then dividing such sum by the total volume of trades that occur within the applicable observation window.

Volatility Targeting

On a daily basis, the Index’s exposure to the futures contract is adjusted in an effort to seek a target volatility of 12.5%. For example, if the volatility of the Parent Index increases above 12.5%, the Index would take a short position into the futures contract in an effort to reduce overall exposure and volatility. Conversely, if the volatility of the Parent Index reduces below 12.5%, the Index would take a long position into the futures contract, in an effort to increase overall exposure and volatility. At any time, the then- current long or short position on the futures contract (the “Futures Overlay Level”) takes into account the then-current volatility of the Parent Index and the beta between the Parent Index and the futures contract. The long or short exposure to the futures contract can be adjusted intraday in an effort to maintain the 12.5% target volatility level during a given trading day. The volatility of the Index is calculated at 7 fixed points during a trading day (hourly from 10 AM London Time until the close at 4:30 PM London Time), and the exposure to the futures contract is adjusted accordingly.

March 2025 Page 15

Morgan Stanley Finance LLC

Market-Linked Notes due March 9, 2028

Based on the Value of the MSCI World Ricardo Comparative Advantage Select Index with Risk Control

Futures Contract

The MSCI World Index Futures (USD) futures contracts (Eurex ticker “FMWO”) are U.S. dollar-denominated futures contracts on the MSCI World Index (USD). The MSCI World Index (USD) captures large- and mid-cap representation across 23 developed markets countries.

Overview of Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. As of the date of this document, the futures contract is an exchange-traded futures contract traded primarily on the Eurex Exchange, which is a German derivatives exchange (the “Eurex”). A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house.

Futures exchanges, including Eurex, may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

Disruption Events

If a Disruption Event occurs on any Index Business Day for the Parent Index or the futures contract, then the Index Calculation Agent may: (i) publish its good faith estimate of the Index level for that Index Business Day (notwithstanding the occurrence of a Disruption Event) using its good faith estimate of the value of affected Index component (any such estimate may be subject to correction once the relevant Disruption Event has ceased to exist); and/or (ii) suspend the calculation and dissemination of the Index and the Index level until the first succeeding Index Business Day which is not affected by a Disruption Event for any Index component.

A Disruption Event means (i) with respect to the Parent Index, the non-publication of the level of such index by the calculation agent of such Parent Index, or (ii) with respect to the futures contract, any event that, in the reasonable opinion of the Index Calculation Agent, disrupts or impairs the determination of the level or price of such instrument, and includes, without limitation the occurrence or existence of a failure to publish, trading disruption, exchange disruption or early closure.

March 2025 Page 16